Exhibit 10.18

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)  WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SECONDMENT AND CONSULTANCY AGREEMENT

This secondment and consultancy agreement (the “Agreement”) is made on this 4th day of April 2017 between:

(1)          MAGNI PARTNERS (BERMUDA) LTD., a company incorporated in Bermuda having official number 50059 and having its registered office at Mintflower Place, 8 Par-la-Ville Road, Hamilton HM 08, Bermuda (“Magni”);

and

(2)          GOLAR POWER LIMITED, a company incorporated in Bermuda, having official no. 51481 and having its registered office at Mintflower Place, 8 Par-la-Ville Road, Hamilton HM 08, Bermuda (“Golar Power”);

(hereinafter referred to as “Party” in the singular and the “Parties” in the plural).

1.          BACKGROUND

1.1
Magni is a provider of management and advisory services, primarily related to project development and implementation and will also, from time to time, second individuals to its customers in order to fill senior management positions with them.

1.2
Magni relies on a number of subcontractors for the services Magni provides to its customers, the most important of these being Magni Partners Limited, a wholly owned subsidiary of Magni incorporated in and having its office in England (“Magni UK”).

1.3
Another subcontractor to Magni is Black River Asset Corp. (“Black River”) with whom Magni has a secondment and consultancy agreement (the “Black River Agreement”) setting out the terms pursuant to which, inter alia, Mr. Eduardo Navarro Antonello (“Antonello”) has been seconded to Magni on a 50% basis.

1.4
Golar Power is a limited company incorporated in Bermuda and owned with equal shares by Golar LNG Limited (“Golar LNG”) and Stonepeak Infrastructure Fund III Cayman (G) Ltd., a fund managed by Stonepeak Infrastructure Partners (“Stonepeak”).

1.5
Golar Power is, through a number of wholly and partly owned subsidiaries (together, the “Golar Group”), engaged in the transportation of liquid natural gas (“LNG”), the conversion of LNG to natural gas and the generation of electric power based on natural gas as feedstock.

1.6	Golar Power has, at the date hereof, one “gas to power”-project under development in the state of Sergipe in Brazil (the “Sergipe Project”).

1.7	Golar Power has no proprietary management resources and relies, as a matter of policy, on the contracting in of such services from companies providing the same.

1.8
The main providers of management services to the Golar Group, at the date hereof, is Golar Management Ltd. and Golar Management Norway AS (jointly “Golar Management”), both of which are wholly owned subsidiaries of Golar LNG. The services to be delivered by Golar Management and the terms thereof are set out in a written management agreement between Golar Power and Golar Management (the “Golar Management Agreement”).

1.9	Golar Power has made and makes use of other providers of management services supplementing those provided by Golar Management.

1.10	Magni has provided management services to Golar Power throughout 2016 with particular focus on the Sergipe Project.

The scope of and terms applicable to such services were orally agreed and included a bonus payment of USD [***] to Magni when Golar Power’s board of directors (the “Board”) approved the final investment decision on the Sergipe Project in October 2016.

1.11	Antonello has throughout 2016 been seconded to Golar Power on a 50% basis and has been appointed as Golar Power’s acting chief executive officer, a position he continues to hold.

1.12	The Parties have now agreed to document the scope of the services to be provided by Magni to Golar Power and the terms which shall apply thereto in writing.

2.          CONFIRMATION OF THE ENGAGEMENT — EFFECTIVE DATE

2.1
Golar Power hereby confirms having made use of the services of Magni (inter alia, through the secondment of Antonello to itself by Magni and by Magni providing consultancy services) throughout 2016 and further confirms the continued engagement of Magni as a consultant and seconder of Antonello on a part time basis on the terms set forth herein (the “Engagement”).

2.2
Magni hereby confirms its acceptance of the terms set forth herein as the terms having governed its engagement by Golar Power throughout 2016 and as the terms that shall apply to the Engagement with effect from 1 January 2017.

3.          THE SECONDMENT

3.1	Magni hereby confirms the continued secondment of Antonello to Golar Power for the purpose of acting as Golar Power’s chief executive officer (the “Secondment”).

The Secondment shall be part time and shall cover approximately 50% of a full working year for an individual.

3.2	Antonello will, as the basis for his work for Golar Power, receive a letter of instructions from Golar Power, the form of which is attached hereto as Schedule 1 (the “Secondment Letter”).

3.3	Magni shall be fully responsible for and shall indemnify Golar Power for and in respect of:

(a)	any income tax, national insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with Antonello; and

(b)
any liability arising from any employment-related claim or any claim based on any alleged status as an employee of Golar Power (including reasonable costs and expenses) brought by Antonello against Golar Power.

Magni shall indemnify Golar Power against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by Golar Power in connection with or in consequence of any such liability, deduction, contribution, assessment or claim other than where the latter arise out of Golar Power’s negligence or wilful default.

Golar Power may at its option satisfy such indemnity (in whole or in part) by way of deductions from any payments due to Magni.

3.4
During the term of the Secondment, Magni shall procure that Antonello shall perform his obligations for Golar Power with all due care, skill and ability and use his best endeavours to promote the interests of Golar Power and the Golar Power Group.

3.5	If Antonello is unable to make himself available to Golar Power due to illness or injury, Magni shall advise Golar Power of that fact as soon as reasonably practicable.

3.6	Unless having been specifically authorised to do so by Golar Power in writing, neither Magni nor Antonello shall:

(a)	have any authority to incur any expenditure in the name of or for the account of Golar Power; or

(b)	hold itself or himself out as having authority to bind Golar Power;

save for such authority as Antonello may be specifically granted by the Board, cfr. the Secondment Letter.

4.          THE CONSULTANCY SERVICES

4.1
Magni shall, throughout the terms of the Engagement, provide advisory services to the Board. Such services shall be provided by Magni UK (in their capacity as subcontractor to Magni) and shall consist of, inter alia,

•	providing input to Golar Power’s strategic plans from time to time;

•	assisting in raising financing to the Golar Power Group whenever required;

•	assist in evaluating project opportunities, building financial models and generally support the management of Golar Power in assessing and developing possible projects,

together with such other assistance as the management of Golar Power and the Board shall require from time to time (together, the “Consultancy Services”)

4.2
Magni shall, in providing the Consultancy Services, comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Corruption of Foreign Public Officials Act (Canada), the Bribery Act 2010 (UK) and the Foreign Corrupt Practices Act (USA), and shall promptly report to Golar Power any request or demand for any undue financial or other advantage of any kind received by Magni in connection with the Consultancy Services.

5.          FEES AND BONUS

5.1	Golar Power shall, with effect from 1 January 2017, reimburse Magni all of Magni’s cost for their seconding in of Antonello from Black River.

The cost is, as of the date hereof, USD [***] per year, pyable with USD [***] monthly in arrears (the “Secondment Cost”).

Magni shall invoice Golar Power for the Secondment Cost no later than 5 working days from the commencement of the month. Golar Power shall settle such invoice no later than 5 working days thereafter.

Magni shall not agree to any increase in the fee they pay to Black River as consideration for the seconding in of Antonello pursuant to the Black River Agreement unless and until Golar Power has accepted the same.

5.2	Golar Power shall, with effect from 1 January 2017, pay Magni a monthly fee of USD [***] (the “Consultancy Fee”) as consideration for the Consultancy Services.

5.3	On the last working day of each month during the term of this Agreement, Magni shall submit an invoice to Golar Power covering the Consultancy Fee.

5.4	Golar Power shall pay each invoice submitted by Magni for the Consultancy Fee within 15 days of receipt.

5.5	Golar Power shall be entitled to deduct from the Consultancy Fee (any sums that Magni may owe to Golar Power at any time.

5.6
Payment in full or in part of the Consultancy Fee and/or any expenses claimed by Magni shall be without prejudice to any claims or rights of Golar Power against Magni in respect of the provision of the Consultancy Services.

5.7	Golar Power shall, if and when a project to which Magni has contributed through the Consultancy Services is concluded, consider the payment to Magni of an appropriate bonus (a “Magni Bonus”).

Golar Power shall have no obligation to award and pay a Magni Bonus but shall be obliged to consider it when so requested by Magni.

In considering whether to grant Magni a Magni Bonus, Golar Power shall take the contribution of Magni to the conclusion of the relevant project through the Consultancy Services and its overall size and importance into account.

5.8
The Parties have agreed that the contributions of Antonello in his capacity as Golar Power’s acting CEO will be critical to the Golar Power Group’s development and success and recognise that Antonello, as a consequence, should be provided with a personal incentive to perform in this role.

Accordingly, the Board agrees to consider paying Magni a bonus related to Antonello’s performance of up to USD [***] per year (the “Antonello Bonus”).

The award of an Antonello Bonus shall be entirely discretionary for the Board and shall always be conditional on Magni confirming to Golar Power that any amount received by Magni as an Antonello Bonus shall be paid on, without deductions to Black River as a bonus under the Black River Agreement and confirmation from Black River that such amount, when received, will be placed at Antonello’s disposal without any deductions whatsoever.

6.          EXPENSES

6.1
Golar Power shall reimburse Magni for all reasonable expenses properly and necessarily incurred by Magni in the course of providing the Consultancy Services, subject to production of receipts or other appropriate evidence of payment.

7.          OTHER ACTIVITIES

7.1
Nothing in this Agreement shall prevent Magni or Antonello from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation provided that:

(a)	such activity does not cause a breach of any of Magni’s obligations under this Agreement or any relevant laws and regulations;

(b)
Magni or Antonello shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with or can conflict with the interests of the business of Golar Power or the Golar Power Group without the prior written consent of Golar Power; and

(c)	Magni shall always perform the Services in the best interest of Golar Power and the Golar Power Group;

it being agreed and understood that Magni provides consultancy services to other customers in the LNG business, notably Golar LNG, One LNG SA and Golar LNG Partners Ltd.

7.2	The obligation set forth in Clause 7.1 (b) above shall, unless otherwise agreed, continue for a period of 6 months following the termination of this Agreement.

8.          CONFIDENTIAL INFORMATION

8.1
In this Agreement “Confidential Information” means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, customers, products, affairs and finances of the Golar Power Group for the time being confidential to Golar Power or the Golar Power Group and trade secrets including, without limitation, technical data and know-how relating to the business of Golar Power or the Golar Power Group or any of its or their suppliers, customers, agents, distributors, shareholders, management or business contacts and including (but not limited to) information that Magni or Antonello creates, develops, receives or obtains in connection with the Engagement, whether or not such information (if in anything other than oral form) is marked confidential.

8.2
Magni acknowledges that, during the term of the Engagement, it and Antonello will have access to Confidential Information. Magni has therefore agreed that it and Antonello shall not, either during the term of the Engagement or at any time after its termination, use or disclose to any third party (and shall use best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by Golar Power or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through Magni’s or Antonello’s unauthorised disclosure.

9.          LIABILITY

9.1
Magni shall have liability for and shall indemnify Golar Power for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from any breach by Magni of the terms of this Agreement including any negligent or reckless act, omission or default in the provision of the Consultancy Services.

10.          TERMINATION

10.1
Golar Power may terminate the Engagement with immediate effect with no liability to make any further payment to Magni (other than the Consultancy Fee and any Secondment Costs accrued before termination of this Agreement) howsoever arising if at any time Magni or Antonello:

(a)	commits any gross misconduct affecting the business of Golar Power or the Golar Power Group;

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board;

(c)	is convicted of any criminal offence;

(d)	is in the reasonable opinion of Golar Power, negligent or incompetent in the performance of his/its obligations hereunder;

(e)	is declared bankrupt or makes any arrangement with or for the benefit of its or his creditors;

(f)	is incapacitated (including by reason of illness or accident) from providing the Services for an aggregate period of 25 days in any 52 week consecutive period;

(g)
commits any fraud or dishonesty or acts in any manner which in the opinion of Golar Power brings or is likely to bring Golar Power or any entities in the Golar Power Group into disrepute or is materially adverse to the interests of Golar Power or any entity in the Golar Power Group; or

(h)
commits any offence under any anti-bribery legislation including (without limitation) the Corruption of Foreign Public Officials Act (Canada), the Bribery Act 2010 (UK) and the Foreign Corrupt Practices Act (USA);

and, further, if Antonello no longer is available to Magni, whether as a consequence of a termination of the Black River Agreement or otherwise.

10.2
The rights of Golar Power under this Clause are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this Agreement on the part of Magni as having brought the Agreement to an end. Any delay by Golar Power in exercising its rights to terminate shall not constitute a waiver of these rights.

11.          INTELLECTUAL PROPERTY

11.1
All intellectual property (including without limitation that involving or relating to copyrights, inventions (whether patentable or not), processes, know-how, designs, computer software, trademarks and other names) arising out of the provision of the Services shall be the sole property of Golar Power. This applies to databases, models, drawings, data and other materials even if such rights are not protected by law.

11.2	Magni may not use and shall procure that Antonello does not use any such rights other than for the purpose of performing the Services during the term of the Engagement.

11.3
Magni shall and shall procure that Antonello shall, upon the request by Golar Power, promptly execute any document and do anything properly required to secure any rights referred to in Clause 11.1 and/or to give Golar Power absolute title to such rights and Magni hereby irrevocably appoints Golar Power to be its attorney in that regard.

12.          OBLIGATIONS ON TERMINATION

12.1	On termination of this Agreement (howsoever arising) Magni shall and shall procure that Antonello shall immediately:

(i)	deliver to Golar Power all property belonging to his, Golar Power and/or the Golar Power Group in its possession or under its/his control;

(ii)
irretrievably delete any information relating to Golar Power and the Golar Power Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its/his possession or under its/his control outside the premises of Golar Power’s offices; and

(iii)	provide a signed statement that the requirements of this Clause have been fully complied with.

13.          NO ASSIGNMENT OR SUB-CONTRACTING

13.1	Magni shall not assign or sub-contract any of its rights or duties under this Agreement to others than Black River and Magni UK without the prior written consent of the Board.

14.          ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

14.1          Each Party on behalf of itself acknowledges and agrees with the other Party that:

(a)
this Agreement constitutes the entire agreement and understanding between the Parties and supersedes any previous arrangement, understanding or agreement between them relating to the engagement (which shall be deemed to have been terminated by mutual consent);

(b)
in entering into this Agreement neither of the Parties has relied on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Engagement other than as expressly set out in this Agreement (a “Pre-Contractual Statement”); and

(c)	each Party agrees that the only rights and remedies available to it or arising out of or in connection with any Pre-Contractual Statement shall be for breach of contract.

Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

15.          FORCE MAJEURE

15.1
No Party shall incur liability of any kind or nature whatsoever in relation to the other Party in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

15.2
In the event that a situation gives rise to force majeure which prevents Magni from performing the Consultancy Services or to make Antonello available as per the secondment, whether in whole or in part, the Parties agree that Magni may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, Golar Power shall be entitled to terminate this Agreement by giving one (1) month prior written notice in writing to Magni.

15.3	The provisions of Clause 10 shall, in such event, apply.

16.          ANTI-CORRUPTION

Without limitation of any other standard that may apply to a particular action as set forth herein, with respect to the conduct and performance of all duties and obligations of Magni hereunder, Magni shall, and shall cause its directors, officers, employees and other representatives who provide any Consultancy Services hereunder, to conduct itself, himself or herself with that degree of care, diligence and skill of a reasonable prudent operator consistent with industry-standard practices. Magni shall, and shall cause its directors, officers, employees and other representatives, to comply with all applicable laws in connection with the provision of the Consultancy Services, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (“Bribery Act”), the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury, and the rules and regulations promulgated under each of the foregoing acts. Without limiting the generality of the foregoing, neither Magni nor any of its directors, officers, employees and other representatives who provide any Consultancy Service has made or authorised or shall make or authorise, directly or indirectly any offer, gift, payment or transfer, or promise of, any money or anything else of value, or provide any benefit, to any Government Official, Government Entity, commercial entity or person that would result in a breach of the FCPA, the Bribery Act, or any other applicable laws relating to anti-bribery or anti-corruption of any jurisdiction in which the Golar Group conducts business. Magni shall further maintain complete and accurate books and records in accordance with and as required by the FCPA, the Bribery Act, and generally accepted accounting principles. Furthermore, Magni shall, and shall cause its directors, officers, employees and other representatives who provide any Consultancy Services hereunder, to strictly comply at all times with anti-bribery, anti-corruption, anti-terrorism, sanctions and anti-money laundering laws and regulations in any jurisdiction in which the Golar Group engages in any activity. Magni shall cause a duly authorised officer to certify Magni’s compliance with the provisions of this Clause 16 if and when requested by Golar Power.

17.          FURTHER ASSURANCE

Each Party will at any time do or procure to be done by a third party, so far as may be reasonably within its power and as may be reasonably requested of it, all acts or things and/or execute or procure the execution of all documents in a form satisfactory to the other Party as is or are required to give full effect to the provisions of this Agreement and the transactions intended to be effected pursuant to it.

18.          NOTICES

18.1
Any notice served by the Parties under this Agreement may be delivered by hand or sent by first class, prepaid recorded delivery post marked for the attention of the relevant Party to the address of the addressee as set out in this Agreement or to any other address that the addressee may notify the other Party of in writing from time to time.

18.2	All notices under Clause 18.1 will be deemed duly served:

18.2.1 in the case of a notice delivered by hand, at the time of delivery;

18.2.2 in the case of a notice sent inland by first class, prepaid recorded delivery, two clear London business days after the date of despatch;

18.2.3 in the case of a notice sent overseas by recorded delivery airmail, seven business days (being business days in the place to which the notice is despatched) after the date of despatch;

18.2.4 subject to Clause 18.2.5, in the case of a facsimile transmission, if sent during normal business hours at the time of transmission, and if sent outside normal business hours then on the next following London business day;

18.2.5 notices may be sent by facsimile, provided they are also delivered by hand or sent by post in accordance with Clause 18.2. Notice is not validly served if sent by email.

19.          VARIATION

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

20.          COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

21.          THIRD PARTY RIGHTS

21.1
Except as expressly provided elsewhere in this Agreement a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists, or is available, apart from under that Act.

21.2	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

22.          GOVERNING LAW AND JURISDICTION

22.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

22.2
All disputes arising under or in connection with this Agreement shall be referred to arbitration in London. Arbitration shall be conducted in accordance with one of the following LMAA procedures applicable at the date of the commencement of the arbitration proceedings:-

(i)
Where the amount claimed is less than USD 400,000, excluding interest (or such other sum as the Parties may agree and subject to paragraph (ii) below), the reference shall be to a tribunal of three arbitrators and the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure;

(ii)
Where the amount claimed is less than USD 100,000, excluding interest (or such other sum as the Parties may agree), reference shall be to a sole arbitrator and the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure;

(iii)
In any case where the LMAA procedures referred to above do not apply, the reference shall be to three arbitrators in accordance with the LMAA Terms current at the date of commencement of the arbitration proceedings.

22.3	This document has been executed on and takes effect on the date stated at the beginning of it.

For and on behalf of	For and on behalf of
MAGNI PARTNERS (BERMUDA) LTD.	GOLAR POWER LIMITED

/s/ Erling Lind	/s/ Eduardo Antonello
Erling Lind	Eduardo Antonello
Director	CEO